Exhibit 99.1

Youngevity International, Inc. Reports Record Quarterly Revenue
Consolidated Revenues Up 30.9% On Strength of Coffee Segment

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Revenues were $56.3 million compared to $43.0 million in the prior year, an increase of 30.9%
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Gross Profit improved by 7.2% to $26.8 million from $25.0 million in the prior year

SAN DIEGO, Calif. ---May 20, 2019 - Youngevity International, Inc. (NASDAQ: YGYI), a leading multi-channel lifestyle company, today reported financial results for the first quarter ended March 31, 2019.

Steve Wallach, Chairman and CEO of Youngevity International stated, “We exceeded our quarterly revenue expectations and we are encouraged by the increase in gross profits and in Adjusted EBITDA over Q1 2018. We continue to see revenue stabilization in the direct selling segment and this combined with strong revenue delivered by our commercial coffee segment has returned us to Q over Q growth. We reiterate our annual revenue guidance for 2019 in the range of $220 million and $240 million which represents a projected annual growth rate between 35% and 48% over 2018. We continue to anticipate estimated annual revenue contribution from our new reporting commercial hemp segment between $45 million and $50 million for 2019 with the great majority of this revenue being delivered in the second half of the year.”

Dave Briskie, President and CFO of Youngevity International stated, “We made significant strides toward our stated goals of returning to growth and profitability in 2019. The coffee segment delivering quarterly profitability and strong Adjusted EBITDA is a big milestone for the business. When backing out the impact of non-cash equity compensation on a consolidated basis we are seeing significant improvements toward reaching profitability this reporting period. Adjusted EBITDA improving by 58.4% and a 30.9% overall revenue growth rate is a good way to start 2019. We eagerly anticipate our commercial hemp segment contributing to revenue growth and profits in the back half of the year.”

First Quarter 2019 Results

Revenues for the first quarter ended March 31, 2019 increased 30.9% to $56.3 million as compared to $43.0 million for the quarter ended March 31, 2018. We derived approximately 59% of our revenue from our direct selling segment and approximately 41% of our revenue from our commercial coffee segment. Direct selling segment revenues decreased 5.4% to $33.4 million in the current quarter as compared to $35.3 million for the quarter ended March 31, 2018. This decrease was primarily attributed to revenues from new acquisitions of $421,000, offset by a decrease of $2,333,000 in revenues from existing business. Commercial coffee segment revenues increased by 196.9% to $22,813,000 in the current quarter as compared to $7,683,000 for the quarter ended March 31, 2018. This increase was primarily attributed to increased revenues from our new green coffee contract that CLR recently signed for approximately $250 million over 5 years. The new commercial hemp segment recorded $67,000 in revenues related to the acquisition of Khrysos which closed on February 15, 2019.

Gross profit for the first quarter ended March 31, 2019 increased 7.2% to $26.8 million as compared to $25.0 million for the first quarter ended March 31, 2018. Gross profit in the direct selling segment decreased 8.0% to $22,755,000 as compared to $24,735,000 for the first quarter ended March 31, 2018. Gross Profit in the commercial coffee segment increased to $4,067,000 in the current quarter, compared to $277,000 for the first quarter ended March 31, 2018, primarily due to the increase in revenues from our new green coffee contract discussed above. Overall gross profit as a percentage of revenues decreased to 47.7% in the current quarter compared to 58.2% in the same period last year, primarily due to the increased revenues in the commercial coffee segment, which generally produces lower margins than the direct selling segment.

Operating expenses increased 55.2% to $38,790,000 as compared to $24,988,000 for the three months ended March 31, 2018. This increase included an increase of $12,892,000 in non-cash equity-based compensation expense.

Distributor compensation paid to our independent distributors in the direct selling segment decreased 4.4% to $14,890,000 for the three months ended March 31, 2019, from $15,578,000 for the same period last year. This decrease was primarily attributable to the decrease in direct selling segment revenues.

For the three months ended March 31, 2019, total sales and marketing expense increased 14.9% to $4,019,000 from $3,499,000 for the three months ended March 31, 2018. This increase included an increase of $471,000 in non-cash equity-based compensation expense. Excluding the increase in equity-based compensation expense, the increase in sales and marketing expense would have been only 1.4%.

For the three months ended March 31, 2019, total general and administrative expense increased 236.3% to $19,881,000 from $5,911,000 for the three months ended March 31, 2018. This increase included an increase of $12,421,000 in non-cash equity-based compensation expense. Excluding the increase in equity-based compensation expense, the increase in general and administration expense would have been 27.2%. In the direct selling segment, general and administrative expense increased by 223.7% to $16,459,000 in the current quarter from $5,084,000 for the same period last year. This increase included an increase of $10,995,000 in non-cash equity-based compensation expense. Excluding the increase in equity-based compensation expense, general and administrative expense would have increased by 7.7%. This increase was primarily due to an increase in accounting and legal fees. In addition, there was no contingent liability revaluation adjustment in the current quarter compared to a reduction in expense of $213,000 for the same period last year. In the commercial coffee segment, general and administrative costs increased by $2,065,000 or 249.7% to $2,892,000 in the current quarter compared to $827,000 in the same period last year. This increase included an increase of $1,425,000 in non-cash equity-based compensation expense. Excluding the increase in stock-based compensation expense, general and administration expense in the commercial coffee segment would have increased by 77.4%. This was primarily due to an increase in wages, incentives, warehouse storage costs, workers’ compensation costs and profit-sharing expense of $243,000, compared to a profit-sharing benefit of $223,000 in the same period last year. General and administrative expense was $530,000 in the commercial hemp segment, mostly related to wages, supplies and general office costs as this segment begins to scale up in anticipation of greater revenues.

Other expense for the first quarter ended March 31, 2019 decreased by $2,061,000 to $21,000, as compared to other expense of $2,082,000 for the three months ended March 31, 2018. Net interest expense decreased by $205,000 for the three months ended March 31, 2019 to $1,507,000, compared to $1,712,000 for the three months ended March 31, 2018. Change in fair value of derivative liabilities increased by 774,000 for the three months ended March 31, 2019 to $1,486,000 in other income compared to $712,000 for the three months ended March 31, 2018. For the three months ended March 31, 2018, we recorded a non-cash extinguishment loss on debt of $1,082,000 as a result of the triggering of the automatic conversion of the 2017 Notes associated with our July 2017 Private Placement to common stock.

Income tax provision for the first quarter ended March 31, 2019 was $298,000 as compared to an income tax provision of $250,000 for the first quarter ended March 31, 2018.

Net loss for the first quarter ended March 31, 2019 was $12,660,000 as compared to net loss of $2,308,000 for the three months ended March 31, 2018. The primary reason for the increase in net loss was the increase of $12,966,000 in non-cash equity-based compensation expense.

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of equity-based compensation expense, the change in the fair value of the warrant derivatives and non-cash loss on extinguishment of debt or "Adjusted EBITDA," increased 58.4% to $2,407,000 for the quarter ended March 31, 2019, compared to $1,520,000 in the same period last year.

Non-GAAP Financial Measure - Adjusted EBITDA

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income (loss), and adding back the expenses related to interest, income taxes, depreciation, amortization, stock-based compensation expense, change in the fair value of the warrant derivative, non-cash impairment loss and debt extinguishment gain or loss, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of Adjusted EBITDA to Net Loss is presented in the table at the end of this press release.

BALANCE SHEET HIGHLIGHTS:

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Cash & cash equivalents were $2,540,000 at March 31, 2019 verses $2,879,000 at December 31, 2018
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Total assets were $142,997,000 at March 31, 2019 verses $75,973,000 at December 31, 2018
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Total liabilities were $95,379,000 at March 31, 2019 verses $52,998,000 at December 31, 2018
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Total stockholders’ equity was $47,618,000 at March 31, 2019 verses $22,975,000 at December 31, 2018

Conference Call Information

Youngevity International will host a conference call tomorrow, Tuesday, May 21 at 1:00 p.m. Eastern Daylight Time (10:00 Pacific Daylight Time) to discuss its financial results, quarterly and yearly highlights and business outlook.

All interested parties can attend the event by clicking https://InstantTeleseminar.com/Events/115629726   fifteen minutes prior to the start of the call, or by dialing 206 402 0100 and entering the access code 634174# at least five minutes prior to the start of the call. International and alternative numbers are available at https://InstantTeleseminar.com/Local/?eventid=115629726

The conference call will be recorded and available for replay shortly after the conclusion of the call. An archived replay of the call will be available for approximately 3 months on the Company’s newly launched Investor Relations website: https://ygyi.com/

About Youngevity International, Inc.

Youngevity International, Inc. ( NASDAQ : YGYI ), is a multi-channel lifestyle company operating in 3 distinct business segments including a commercial coffee enterprise, a commercial hemp enterprise, and a multi-vertical omni direct selling enterprise. The Company features a multi country selling network and has assembled a virtual Main Street of products and services under one corporate entity, YGYI offers products from the six top selling retail categories: health/nutrition, home/family, food/beverage (including coffee), spa/beauty, apparel/jewelry, as well as innovative services. For investor information, please visit YGYI.com. Be sure to like us on Facebook and follow us on Twitter

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and includes statements regarding the $220 million to $240 million estimated revenue for 2019, the projected annual growth rate of 35% to 48% over 2018, the $45 Million to $50 Million estimated revenue contribution from the commercial hemp segment for 2019, the goal of returning to growth and profitability in 2019 and the commercial hemp segment contributing to revenue growth and profits in the back half of the year. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to generate $220 Million to $240 million in revenue for 2019, $45 Million to $50 Million in revenue in 2019 through new commercial hemp segment and projected annual growth of between 35% to 48% over 2018, our ability to drive revenue in our commercial coffee segment, our ability to develop and grow our hemp commercial segment, our ability to continue our international growth, our ability to leverage our platform and global infrastructure to drive organic growth, our ability to return to profitability, expand our liquidity, and strengthen our balance sheet, our ability to continue to maintain compliance with the NASDAQ requirements, the acceptance of the omni-direct approach by our customers, our ability to expand our distribution, our ability to add additional products (whether developed internally or through acquisitions), and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2018 and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Table follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands) (Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues	$56,300	$42,994
Cost of revenues	29,451	17,982
Gross profit	26,849	25,012
Operating expenses
Distributor compensation	14,890	15,578
Sales and marketing	4,019	3,499
General and administrative	19,881	5,911
Total operating expenses	38,790	24,988
Income (loss) from operations	(11,941)	24
Change in fair value of warrant derivative liability	1,486	712
Interest expense, net	(1,507)	(1,712)
Extinguishment loss on debt	-	(1,082)
Total other expense	(21)	(2,082)
Net loss before income taxes	(11,962)	(2,058)
Income tax provision	298	250
Net loss	(12,260)	(2,308)
Preferred stock dividends	(14)	(3)
Net loss available to common stockholders	(12,274)	(2,311)

Basic loss per share	$(0.45)	$(0.12)
Diluted loss per share	$(0.49)	$(0.13)

Weighted average shares outstanding, basic	27,577,576	19,744,144
Weighted average shares outstanding, diluted	28,025,172	19,758,402

Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Loss
(In thousands) (Unaudited)

	Three Months Ended March 31,
	2019	2018
Net loss	$(12,260)	$(2,308)
Add:
Interest, net	1,507	1,712
Income tax provision	298	250
Depreciation	475	432
Amortization	670	827
EBITDA	(9,310)	913
Add (subtract):
Equity-based compensation	13,203	237
Change in the fair value of derivatives	(1,486)	(712)
Extinguishment loss on debt	-	1,082
Adjusted EBITDA	$2,407	$1,520

Contacts:

Youngevity International, Inc.
Dave Briskie
President and Chief Financial Officer
1 800 982 3189 X6500

Investor Relations
YGYI Investor Relations
800.504.8650
investors@ygyi.com

Media Relations
Trendlogic PR
800.992.6299
contact@trendlogicpr.com